EXHIBIT 11

              CCC INFORMATION SERVICES GROUP INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                 (UNAUDITED)

                                                    Three Months Ended   Six Months Ended
                                                          June 30,           June 30,
                                                    ------------------ ------------------
                                                       2003     2002       2003     2002
                                                    -------------------------------------

Net income . . . . . . . . . . . . . . . . . . . .  $ 5,494  $ 5,296   $ 11,465  $ 10,512
                                                    =====================================

Weighted average common shares outstanding:
   Shares attributable to common stock outstanding   26,224   25,826     26,187    25,763
   Shares attributable to common stock equivalents
    outstanding. . . . . . . . . . . . . . . . . .    1,406      941      1,495       705
                                                    -------------------------------------
                                                     27,630   26,767     27,682    26,468
                                                    =====================================

Per share net income:
   Basic . . . . . . . . . . . . . . . . . . . . .  $  0.21  $  0.21   $   0.44  $   0.41
                                                    =====================================
   Diluted . . . . . . . . . . . . . . . . . . . .  $  0.20  $  0.20   $   0.41  $   0.40
                                                    =====================================

                                       E-2
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